Loral Reports First Quarter 2012 Financial Results

NEW YORK, NY -- (Marketwire - May 09, 2012) - Loral Space & Communications Inc. (NASDAQ: LORL) today reported its financial results for the three months ended on March 31, 2012.

Company highlights:

  In March 2012, Telesat(1) completed a refinancing transaction, resulting in:

    Telesat refinancing its credit facilities, with an increase of $490 million in debt outstanding; and

    Telesat approving a special cash distribution of CAD 656 million to its shareholders, of which CAD 586 million was paid during the quarter, with Loral receiving CAD 375 million.

  In April 2012, Telesat announced that it will be issuing $700 million of new 6% senior notes due in 2017. Proceeds from the issuance, together with cash on hand, will be used to redeem or repurchase the 11% senior notes due in 2015.

  Loral declared and paid a special dividend of $13.60 per share for an aggregate dividend of $418 million.

  Backlog at Space Systems/Loral (SS/L) reached a record $2 billion as a result of three satellite orders in the first quarter.

Combined segment revenues and Adjusted EBITDA(2) for the quarter were $483 million and $155 million, respectively, which compared to $486 million and $195 million, respectively, in the first quarter of 2011. All of Telesat's revenue and Adjusted EBITDA are included in these segment results. Loral's income statement, however, reflects its 64 percent economic interest in Telesat under the equity method of accounting, and accordingly, does not consolidate Telesat's financial results with those of the company.

Loral's revenues and Adjusted EBITDA for the quarter after eliminating all of Telesat's results were $287 million and $6 million, respectively, compared to $280 million and $35 million respectively, in the first quarter of 2011.

Loral reported net income of $8 million in the current quarter compared to net income of $68 million for the first quarter of 2011. Net income for 2012 was negatively impacted by lower Adjusted EBITDA at SS/L and the expense related to Telesat's refinancing and cash distribution to stakeholders, including management option holders, as more fully described below.

Diluted earnings per share for the first quarter of 2012 were $0.24 compared to diluted earnings per share of $2.10 in the first quarter of 2011. Cash at the end of the first quarter was $509 million, which reflects a special cash distribution from Telesat of CAD 375 million but does not reflect payment of the Loral dividend of $418 million in April 2012. There were no drawings against the $150 million revolving credit facility at SS/L.

"The quarter is most noteworthy for the financing activities at Telesat including the special distribution made by Telesat to its stakeholders," said Michael Targoff, chief executive officer of Loral Space & Communications. "This provided tangible rewards to Telesat's shareholders for the steady progress in Telesat's financial performance since our investment."

Business Unit Review

Satellite Manufacturing
In the first quarter of 2012, SS/L reported revenue before eliminations of $287 million, compared to $281 million reported in the first quarter of 2011. Adjusted EBITDA for the first quarter of 2012 was $10 million, compared to $41 million for the first quarter of 2011. The first quarter of 2012 was negatively impacted by two significant charges, the accounting recognition of a $12 million loss recorded on a contract awarded during the quarter by a new customer and an $8 million charge related to a technical issue, which resulted in the delay and rescheduling of a customer launch.

"First quarter results at SS/L were somewhat disappointing because of these charges, but do not alter our long term outlook or require us to reduce the range of our margin expectations for the year," said Mr. Targoff. "In addition, when comparing year over year results, it is important to remember that our first quarter of 2011 was exceptional due to the timing and size of the contracts moving through the factory at that time."

In the first quarter of 2012, SS/L announced three satellite contract awards for two new customers. Reinforcing its position as the leading provider of high throughput broadband satellites, SS/L was selected to provide two broadband satellites for Australia's National Broadband Network. When launched in 2015 these satellites will be used to deliver high-speed broadband service to rural and remote areas of Australia. The other award was from a South American satellite operator. As a result, backlog at SS/L grew to a record $2 billion from $1.4 billion at December 31, 2011.

Since the beginning of the year SS/L has completed and shipped two satellites to the launch base, with a third on its way this week. A satellite for SES was launched in February and is performing according to plan.

Satellite Services
On March 28, 2012, Telesat entered into a new credit agreement providing up to $2.5 billion of secured debt. In connection with the financing, Telesat authorized a distribution to shareholders of CAD 656 million, of which CAD 586 million was paid. The remaining CAD 70 million is expected to be paid later in 2012.

In connection with the special distribution, in recognition of the impact to the value of the stock options held by Telesat executives, the Telesat Board of Directors also authorized special payments of CAD 49 million to the executives, of which CAD 37 million was expensed during the quarter.

On April 30, 2012, Telesat announced that it had priced a private placement of new debt pursuant to which it will issue $700 million of new senior notes. The new senior notes will bear interest at a rate of 6% and will mature on May 15, 2017. The proceeds, together with cash on hand, will be used to redeem or repurchase Telesat's outstanding 11% senior notes. The closing of the private placement is expected to occur on May 14, 2012, subject to customary closing conditions.

Telesat revenue for the first quarter of 2012 was $196 million and Adjusted EBITDA was $149 million. This compares to revenue and Adjusted EBITDA for the first quarter of 2011 of $206 million and $159 million, respectively. The revenue and corresponding Adjusted EBITDA decrease was primarily due to a scheduled rate reduction on a long term broadcast services lease. Without this contractual decrease, Telesat revenue and Adjusted EBITDA would have shown an increase.

Impacted by the special payments to optionees and the expense recognized as a result of the refinancing of the credit facilities, Telesat's net income for the three months ended March 31, 2012 was $17 million. In the comparable quarter in 2011, net income was $79 million.

Backlog at the end of the first quarter was robust at $5.5 billion. Cash, including short-term investments, was $209 million, and there were no borrowings against the revolving credit facility.

Growth at Telesat will be enhanced by two satellites that will be launched this year. Nimiq 6, which is fully leased to Bell TV, is at the launch base and is scheduled to launch later next week. Anik G-1, which is partially leased to Shaw Direct and Paradigm Services, is scheduled to launch in the second half of the year.

Conference Call
Loral's chief executive officer Michael B. Targoff will host a conference call and web cast on Thursday, May 10, at 11:00 a.m. ET to discuss the company's first quarter 2012 results. To participate, please dial (973) 200-3060 or toll free at (877) 831-3841 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral's web site (www.loral.com) under "Events & Presentations." A replay of the web cast will be available for 30 days.

A full discussion of Loral's results is contained in the company's Form 10-Q, which will be available on the company's web site at www.loral.com or on the SEC's EDGAR service at www.sec.gov.

About Loral Space & Communications
Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral's web site at www.loral.com. LORL-F

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, the words "believes," "expects," "plans," "may," "will," "would," "could," "should," "anticipates," "estimates," "project," "intend" or "outlook" or other variations of these words or other similar expressions are intended to identify forward-looking statements and information. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are described as "Risk Factors" and in the "Commitments and Contingencies" notes to our financial statements in the current Form 10-Q, filed today, and in Loral's annual report on Form 10-K for the fiscal year ended December 31, 2011. The reader is specifically referred to these documents, as well as the company's other filings with the Securities and Exchange Commission.

Risks and uncertainties include but are not limited to (1) risks associated with financial factors, including swings in the global financial markets, financial covenants in SS/L's credit agreement, increases in interest rates and access to capital; (2) risks associated with satellite manufacturing, including competition, cyclicality of SS/L's end-user markets, contractual risks, creditworthiness of customers, performance of suppliers and management of our factory and personnel; (3) risks associated with satellite services, including dependence on large customers, launch delays and failures, in-orbit failures and competition; (4) regulatory risks, such as the effect of U.S. export control and economic sanction laws; and (5) other risks, including litigation. The foregoing list of important factors is not exclusive. Furthermore, Loral operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond Loral's control.

(1) Telesat reports its results in accordance with International Financial Reporting Standards. However, all of Telesat's results, unless otherwise noted, are reflected in this press release in accordance with U.S. GAAP and in U.S. dollars.

(2) The common definition of EBITDA is "Earnings Before Interest, Taxes, Depreciation and Amortization." In evaluating financial performance, we use revenues and operating income before depreciation, amortization and stock-based compensation (excluding stock-based compensation from SS/L Phantom SARs expected to be settled in cash) and expense related to amounts payable to executives and certain employees of Telesat in connection with the special cash distribution paid to Telesat's shareholders ("Adjusted EBITDA") as the measure of a segment's profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: gains or losses on litigation not related to our operations; expense related to amounts payable to executives and certain employees of Telesat in connection with the special cash distribution paid to Telesat's shareholders; other expense; and equity in net income of affiliates.

Adjusted EBITDA allows us and investors to compare our operating results with those of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, gains or losses on litigation not related to our operations, expense related to amounts payable to executives and certain employees of Telesat in connection with the special cash distribution paid to Telesat's shareholders, other expense and equity in net income of affiliates. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets' lives, the timing and amount of investments, the effects of other expenses, which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

                     LORAL SPACE & COMMUNICATIONS INC.
                          Statements of Operations
                  (In millions, except per share amounts)

Revenues
                                                       Three Months Ended
                                                            March 31,
                                                     ----------------------
                                                        2012        2011
                                                     ----------  ----------
Satellite Manufacturing                              $    286.7  $    280.7
Satellite Services (1)                                    196.0       205.7
                                                     ----------  ----------
Segment revenues                                          482.7       486.4
Eliminations                                                  -        (0.8)
Affiliate eliminations (1)                               (196.0)     (205.7)
                                                     ----------  ----------
Revenues as reported                                 $    286.7  $    279.9
                                                     ==========  ==========

Adjusted EBITDA
                                                        Three Months Ended
                                                            March 31,
                                                     ----------------------
                                                         2012        2011
                                                     ----------  ----------
Satellite Manufacturing                              $     10.3  $     40.5
Satellite Services (1)                                    149.4       158.9
Corporate expenses                                         (4.3)       (4.8)
                                                     ----------  ----------
Segment Adjusted EBITDA before eliminations               155.4       194.6
Eliminations                                                  -        (0.3)
Affiliate eliminations (1)                               (149.4)     (158.9)
                                                     ----------  ----------
Adjusted EBITDA                                      $      6.0  $     35.4
                                                     ==========  ==========

Reconciliation of Adjusted EBITDA to Net Income
                                                        Three Months Ended
                                                            March 31,
                                                     ----------------------
                                                         2012        2011
                                                     ----------  ----------
Adjusted EBITDA                                      $      6.0  $     35.4
Depreciation, amortization and stock-based
 compensation                                              (8.2)       (8.0)
                                                     ----------  ----------
Operating (loss) income                                    (2.2)       27.4
Interest and investment income                             10.6         7.6
Interest expense                                           (0.7)       (0.6)
Gain on litigation                                            -         4.5
Other expense                                              (0.4)       (1.9)
                                                     ----------  ----------
Income before income taxes and equity in net income
 of affiliates                                              7.3        37.0
Income tax provision                                       (6.6)      (15.4)
                                                     ----------  ----------
Income before equity in net income of affiliates            0.7        21.6
Equity in net income of affiliates                          6.9        46.2
Net income attributable to noncontrolling interest            -           -
                                                     ----------  ----------
Net income attributable to Loral                     $      7.6  $     67.8
                                                     ==========  ==========
Net income per share attributable to Loral common
 shareholders:
  Basic                                              $     0.25  $     2.21
                                                     ==========  ==========
  Diluted                                            $     0.24  $     2.10
                                                     ==========  ==========
Weighted average common shares outstanding:
  Basic                                                    30.6        30.6
                                                     ==========  ==========
  Diluted                                                  31.0        31.3
                                                     ==========  ==========

(1) The Satellite Services segment includes Telesat Revenues and Adjusted
 EBITDA, which are eliminated in our consolidated financial statements, where we report our 64% economic share of Telesat under the equity method of accounting.

                     LORAL SPACE & COMMUNICATIONS INC.
                        Supplemental Financial Data
                               (In millions)

                                                 March 31,     December 31,
                                                    2012           2011
                                               -------------  -------------
Backlog
  Satellite Manufacturing                      $       1,985  $       1,426
  Satellite Services                                   5,476          5,333
                                               -------------  -------------
Total backlog                                          7,461          6,759
  Affiliate eliminations                              (5,476)        (5,333)
                                               -------------  -------------
Net backlog                                    $       1,985  $       1,426
                                               =============  =============

                          Condensed Balance Sheets
                               (In millions)

                                                  March 31,    December 31,
                                                    2012           2011
                                               -------------  -------------

Cash and cash equivalents                      $       509.3  $       197.1
Contracts-in-process                                   198.5          159.3
Other current assets                                   165.7          159.4
                                               -------------  -------------
  Total current assets                                 873.5          515.8
Property, plant & equipment, net                       206.4          203.7
Long-term receivables                                  367.0          362.7
Investments in affiliates                               78.2          446.2
Long-term deferred tax assets                          255.5          263.4
Other assets                                            93.4           44.4
                                               -------------  -------------
  Total assets                                 $     1,874.0  $     1,836.2
                                               =============  =============

Customer advances and billings in excess of
 costs and profits                             $       254.9  $       227.5
Dividend payable                                       417.6              -
Other current liabilities                              184.3          175.5
                                               -------------  -------------
  Total current liabilities                            856.8          403.0
Long-term debt                                             -              -
Other long-term liabilities                            481.4          485.6
                                               -------------  -------------
  Total liabilities                                  1,338.2          888.6
Equity                                                 535.8          947.6
                                               -------------  -------------
  Total liabilities and equity                 $     1,874.0  $     1,836.2
                                               =============  =============

                                  TELESAT
                       Summary Financial Information
                               (In millions)

Summary financial information in US$ and in accordance with US GAAP follows
                               (in millions):

                                               Three Months Ended March 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------
Statement of Operations:

Revenues                                       $       196.0  $       205.7
                                               =============  =============

Adjusted EBITDA                                $       149.4  $       158.9
Special cash distribution to executives and
 certain employees                                     (37.1)             -
Depreciation, amortization and stock-based
 compensation                                          (60.5)         (62.2)
Loss on disposition of long-lived assets                (0.1)          (0.7)
                                               -------------  -------------
Operating income                                        51.7           96.0
Interest expense                                       (51.7)         (56.3)
Expense of refinancing                                 (21.8)             -
Foreign exchange gains                                  62.5           83.3
Losses on financial instruments                        (26.4)         (29.7)
Other income                                             0.7            1.1
Income tax benefit (provision)                           2.4          (15.7)
                                               -------------  -------------
Net income                                     $        17.4  $        78.7
                                               =============  =============

                                                  March 31,    December 31,
                                                    2012           2011
                                               -------------  -------------
Balance Sheet Data:

Cash and cash equivalents                      $       209.1  $       272.2
Current assets                                         301.8          351.8
Total assets                                         5,420.1        5,347.2
Current liabilities                                    303.0          289.4
Debt, including current portion                      3,312.1        2,817.9
Promissory note                                        143.4              -
Total liabilities                                    4,800.0        4,045.6
Redeemable preferred stock                                 -          138.5
Shareholders' equity                                   620.1        1,163.1

Other:

Backlog (U.S. Dollar)                          $       5,476  $       5,333
Backlog (Canadian Dollar)                          CAD 5,469      CAD 5,447

Contact:
Wendy Lewis
Tel. 650-852-5188
Email. lewisw@ssd.loral.com